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John Peschier, 312/930.8491
CME-G

FOR IMMEDIATE RELEASE

CME Group and NYMEX Confirm Preliminary Discussions

CHICAGO and NEW YORK, Jan. 28, 2008 — In response to market rumors, CME Group, Inc.(NYSE, NASDAQ:CME) (CME) and NYMEX Holdings, Inc. (NYSE: NMX) (NYMEX) today confirmed that they are engaged in preliminary discussions regarding CME Group’s potential acquisition of NYMEX. The parties have agreed to a 30 day exclusive negotiating period. Under the terms being discussed, shareholders of NYMEX would receive $36 in cash and 0.1323 of a share of CME Group’s common stock (the exchange ratio), in exchange for each NYMEX share. CME Group expects to maintain trading floors in the New York City metropolitan area. The potential transaction also contemplates that NYMEX will repurchase the 816 New York Mercantile Exchange memberships upon closing of the potential acquisition for an aggregate purchase price not to exceed $500 million.

Discussions are in early stages. The terms of any potential transaction may be materially different from what is being discussed. The transaction remains subject to negotiation of other terms, completion of due diligence, negotiation of terms of a definitive agreement and approvals of the Boards of Directors of both companies. There can be no assurances that any agreement will be reached or that a transaction will be completed on the terms set forth above or others. We will have no further comment until an agreement is reached or the discussions are terminated.

About CME Group
CME Group (http://www.cmegroup.com/) is the world’s largest and most diverse exchange. Formed by the 2007 merger of the Chicago Mercantile Exchange (CME) and the Chicago Board of Trade (CBOT), CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex® electronic trading platform and on its trading floors. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, agricultural commodities, and alternative investment products such as weather and real estate. CME Group is traded on the New York Stock Exchange and NASDAQ under the symbol “CME.”

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex and E- mini, are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago. Further information about CME Group and its products can be found at http://www.cmegroup.com/.

About NYMEX Holdings, Inc.
NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc., the world’s largest physical commodities exchange, offering futures and options trading in energy and metals contracts and clearing services for more than 350 off-exchange energy contracts.  Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, emissions, and soft commodities contracts for trading and clearing virtually 24 hours each day.  Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward-Looking Statement
This press release may contain forward-looking information regarding CME Group and NYMEX Holdings that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, whether an acquisition of NYMEX Holdings by CME Group will occur and the terms and conditions of any such acquisition.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligation to disclose material information under the Federal securities laws, CME Group and NYMEX Holdings undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release.

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